Exhibit 5.1

767 Fifth Avenue

New York, NY 10153-0119

+1 212 310 8000 tel

+1 212 310 8007 fax

May 9, 2016

C. R. Bard, Inc.

730 Central Avenue

Murray Hill, New Jersey 07974

Ladies and Gentlemen:

We have acted as counsel to C. R. Bard, Inc., a New Jersey corporation (the “Company”), in connection with the offer and sale by the Company of $500,000,000 aggregate principal amount of the Company’s 3.000% Notes due 2026 (the “Notes”) pursuant to the underwriting agreement, dated as of May 4, 2016 (the “Agreement”), between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc. and J.P. Morgan Securities LLC, as representatives (the “Representatives”) of the several underwriters named therein. The Notes will be issued pursuant to the Indenture, dated as of December 20, 2010 (the “Base Indenture”) between the Company and Wells Fargo Bank, National Association, as Trustee (the “Trustee”), as supplemented by a third supplemental indenture thereto, dated as of May 9, 2016, in each case between the Company and the Trustee (as so supplemented, the “Indenture”).

In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Company’s Registration Statement on Form S-3 (File No. 333-210992) filed with the Securities and Exchange Commission (the “Commission”) on April 29, 2016 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), (ii) the Prospectus, dated April 29, 2016 (the “Base Prospectus”), which forms a part of the Registration Statement, (iii) the Prospectus Supplement, dated May 4, 2016 and filed with the Commission pursuant to Rule 424(b) under the Securities Act on May 5, 2016 (together with the Base Prospectus, the “Prospectus”), (iv) the Agreement, (v) the Indenture, (vi) executed copies of global certificates representing the Notes, and (vii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to the opinion set forth herein that have not been independently established, we have relied upon certificates or

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comparable documents of officers and representatives of the Company. We have assumed (i) the valid existence of the Trustee, (ii) that the Trustee has the requisite corporate power and authority to enter into and perform its obligations under the Indenture, (iii) the due authorization, execution and delivery of the Indenture by the Trustee, and (iv) that the Indenture constitutes the legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms. We have also assumed (i) the valid existence of the Company, (ii) that the Company has the requisite corporate power and authority to enter into and perform the Indenture and the Notes, (iii) the due authorization of the Indenture and the Notes by the Company and (iv) the due execution and delivery of the Indenture and the Notes by the Company, in each case under the laws of the State of New Jersey.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that, upon the due authentication and delivery thereof by the Trustee, the Notes will constitute valid and binding obligations of the Company, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The opinions expressed herein are limited to the laws of the State of New York and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the incorporation by reference of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP